Exhibit 10.36

RESTRICTED STOCK AND MUTUAL FUND RESTRICTED SHARE AGREEMENT
(2018 Annual Grant - Andrew S. Duff)

Under the

PIPER JAFFRAY COMPANIES
AMENDED AND RESTATED 2003 ANNUAL AND LONG-TERM INCENTIVE PLAN
AND
MUTUAL FUND RESTRICTED SHARE INVESTMENT PLAN

Notice of Grant

Piper Jaffray Companies, a Delaware corporation (the “Company”), hereby grants to the below-named director of the Company (the “Chairman”) (i) a Restricted Stock Award pursuant to the Company’s Amended and Restated 2003 Annual and Long-Term Incentive Plan, as amended from time to time (the “2003 Plan”), and (ii) a Mutual Fund Restricted Share Award (the “MFRS Award”) pursuant to the Company’s Mutual Fund Restricted Share Investment Plan, as amended from time to time (the “MFRS Plan” and together with the Restricted Stock Plan, the “Plans”). The terms and conditions of the Restricted Stock Award and MFRS Award (collectively, the “Awards”) are set forth in this Restricted Stock and Mutual Fund Restricted Share Agreement (the “Agreement”), consisting of this Notice of Grant and the Terms and Conditions on the following pages. This Agreement and the Awards are subject to all of the provisions of the applicable Plans. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plans as they currently exist or as they are amended in the future.

Name of Chairman: Andrew S. Duff

Date of Issuance: _______________, 2018

Restricted Stock Award

No. of Restricted Shares Covered:
Vesting Schedule pursuant to Section 3:
The Restricted Shares shall vest ratably over three years on the 16th day of the month (or, if the 16th falls on a weekend or another day on which the New York Stock Exchange is closed, on the immediately preceding business day) in which the first, second, and third anniversaries of the date of issuance occurs.

Mutual Fund Restricted Share Award

Restricted Mutual Fund Shares Covered:*
Vanguard Short-term Government Bond Index Fund
Dodge & Cox Income Fund
T. Rowe Price Blue Chip Growth Fund
Vanguard Extended Market Index Fund
Vanguard Global Equity Fund
Vanguard 500 Index
ARI MLP & Energy Infrastructure Fund

Vesting Schedule pursuant to Section 3:

The Restricted Mutual Fund Shares shall vest ratably over three years on the 16th day of the month (or, if the 16th falls on a weekend or another day on which the New York Stock Exchange is closed, on the immediately preceding business day) in which the first, second, and third anniversaries of the date of issuance occurs.

* Subject to adjustment in accordance with the terms of this Agreement

IMPORTANT ACKNOWLEDGEMENT: By signing this Agreement, Chairman voluntarily elects to receive and accept the Restricted Stock Award and MFRS Award subject to all of the terms and conditions set forth in this Agreement, and specifically acknowledges and agrees that under certain circumstances, as specified in Section 5(a), the unvested Restricted Shares and Restricted Mutual Fund Shares may cease to vest and be forfeited to the Company. Chairman also acknowledges and agrees that such terms and conditions are fair and reasonable under the circumstances.

ANDREW S. DUFF

__________________________________

PIPER JAFFRAY COMPANIES

By__________________________________
Its _______________________________

Terms and Conditions

1.    Restricted Shares.

(a)    The Shares subject to the Restricted Stock Award are subject to the restrictions provided for in this Agreement and are referred to collectively as the “Restricted Shares” and each as a “Restricted Share.”

(b)    The Restricted Shares will be evidenced by a book entry made in the records of the Company’s transfer agent in the name of the Chairman (unless the Chairman requests a certificate evidencing the Restricted Shares). All restrictions provided for in this Agreement will apply to each Restricted Share and to any other securities distributed with respect to that Restricted Share. Unless otherwise permitted by the Committee in accordance with the terms of the Plan, the Restricted Shares may not (until such Restricted Shares have vested in the Chairman in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Share will remain restricted and subject to forfeiture to the Company unless and until that Restricted Share has vested in the Chairman in accordance with all of the terms and conditions of this Agreement and the 2003 Plan. Each book entry (or stock certificate if requested by the Chairman) evidencing any Restricted Share may contain such notations or legends and stock transfer instructions or limitations as may be determined or authorized by the Company in its sole discretion. If a certificate evidencing any Restricted Share is requested by the Chairman, the Company may, in its sole discretion, retain custody of the certificate throughout the period during which any restrictions are in effect and require, as a condition to issuing a certificate, that the Chairman tender to the Company a stock power duly executed in blank relating to such custody.

2.    Restricted Mutual Fund Shares.

(a)    The Restricted Mutual Fund Shares represent Restricted Mutual Fund Shares that have been awarded to the Chairman by the Company as well as any additional Restricted Mutual Fund Shares that the Chairman has elected to receive in lieu of amounts that would have been otherwise awarded as Restricted Shares, in accordance with the Committee’s determination to permit such an election and in the amount so permitted. The Restricted Mutual Fund Shares were to be allocated by the Chairman among mutual funds and exchange-traded funds selected by the Company. The deadline for submitting an allocation form for this award cycle has passed and no reallocation among selected mutual funds or exchange-traded funds shall be permitted. The Chairman’s allocation, and any election to increase the amount of Restricted Mutual Fund Shares received in lieu of amounts that would have been otherwise awarded as Restricted Shares, is irrevocable. If the Chairman failed to allocate their Restricted Mutual Fund Shares among the available mutual funds and exchange-traded funds prior to the deadline, the Company’s determination of the allocation shall be binding on the Chairman, and no reallocation shall be permitted.

(b)    All vesting contingencies and restrictions provided for in this Agreement will apply to each Restricted Mutual Fund Share. The Restricted Mutual Fund Shares may not (until such Restricted Mutual Fund Shares have vested in the Chairman in accordance with all terms and conditions of this Agreement) be assigned or transferred other than by will or the laws of descent and distribution and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Each Restricted Mutual Fund Share will remain restricted, and its unvested portion subject to forfeiture to the Company, unless and until that Restricted Mutual Fund Share has vested in the Chairman in accordance with all of the terms and conditions of this Agreement and the MFRS Plan. The Chairman shall execute such pledge or other agreement that the Company may require at any time to perfect such restriction.

3.    Vesting.

(a)    Vesting in General: As long as the Chairman refrains from engaging in any Restricted Activity (as defined below) for the duration of the remaining vesting period of the unvested Restricted Shares and Restricted Mutual Fund Shares, then the unvested Restricted Shares and Restricted Mutual Fund Shares shall continue to vest in the numbers and on the dates specified in their respective Vesting Schedules in the Notice of Grant.

(b)    Vesting in Event of Death: In the event of the Chairman’s death, the unvested Restricted Shares and Restricted Mutual Fund Shares will immediately vest in full.

4.    Effect of Vesting. Upon the vesting of any Restricted Shares or Restricted Mutual Fund Shares, such vested Restricted Shares and Restricted Mutual Fund Shares will no longer be subject to forfeiture; provided, however, that such vested Restricted Shares and Restricted Mutual Fund Shares shall remain subject to potential recovery by the Company pursuant to Section 7 of this Agreement.

5.    Forfeiture of Unvested Restricted Shares and Restricted Mutual Fund Shares.

(a)If (i) the Chairman attempts to pledge, encumber, assign, transfer or otherwise dispose of any of the Restricted Shares (except as permitted by Section 1(b) of this Agreement) or the Chairman’s interest in or rights to any of the Restricted Mutual Fund Shares (except as permitted by Section 2(b) of this Agreement), or the Restricted Shares or Restricted Mutual Fund Shares become subject to attachment or any similar involuntary process in violation of this Agreement, or (ii) the Chairman breaches any of the restrictive covenants provided by Section 6, then any Restricted Shares and Restricted Mutual Fund Shares that have not previously vested shall cease to vest and shall be forfeited to the Company immediately, the Chairman shall thereafter have no right, title or interest whatsoever in such unvested Restricted Shares and Restricted Mutual Fund Shares, and, if the Company does not have custody of any and all certificates representing Restricted Shares so forfeited, the Chairman shall immediately return to the Company any and all certificates representing Restricted Shares so forfeited. Additionally, the Chairman will deliver to the Company a stock power duly executed in blank relating to any and all certificates representing such forfeited Restricted Shares to the Company in accordance with the previous sentence or, if such stock power has previously been tendered to the Company, the Company will be authorized to deem such previously tendered stock power delivered, and the Company will be authorized to cancel any and all certificates representing Restricted Shares so forfeited and to cause a book entry to be made in the records of the Company’s transfer agent in the name of the Chairman (or a new stock certificate to be issued, if requested by the Chairman) evidencing any Restricted Shares that vested prior to the forfeiture of unvested Restricted Shares under this Section 5. If the Restricted Shares are evidenced by a book entry made in the records of the Company’s transfer agent, then the Company will be authorized to cause such book entry to be adjusted to reflect the number of Restricted Shares so forfeited.

6.    Restricted Activities.  In consideration of the grant of this Award, the Chairman agrees to comply with and be bound by the following restrictive covenants (each a “Restricted Activity” and together the “Restricted Activities”):

(a)the Chairman will not, except in connection with the performance of the Chairman’s duties for the benefit of the Company, use, disclose or misappropriate any Company-Confidential Information (as defined below) unless the Company or an Affiliate consents otherwise in writing. “Company-Confidential Information” shall have the same meaning as provided in the Company’s Code of Ethics and Business Conduct, and shall include without limitation any confidential, secret or proprietary knowledge or information of the Company or an Affiliate that the Chairman has acquired or become acquainted with during the

Chairman’s service to the Company or an Affiliate. For the avoidance of doubt, nothing in this paragraph or any other provision of this Agreement precludes you from reporting to the Company’s management or directors or to the government, a regulator, or a self-regulatory agency conduct that you believe to be in violation of the law, or responding truthfully to questions or requests from the government, a regulator, a self-regulatory agency, or in a court of law.

(b)     the Chairman will not, while any Restricted Shares remain outstanding under this Agreement, directly or indirectly, on behalf of the Chairman or any other person (including but not limited to any Talent Competitor (as defined below)), solicit, induce or encourage any person then employed by the Company or an Affiliate to terminate or otherwise modify their employment relationship with the Company;

(c)    the Chairman will not, while any Restricted Shares remain outstanding under this Agreement, on behalf of the Chairman or any other person (including but not limited to any Talent Competitor (as defined below)), hire, retain or employ in any capacity any person then employed by the Company or an Affiliate;

(d)    the Chairman will not, while any Restricted Shares remain outstanding under this Agreement, directly or indirectly, on behalf of the Chairman or any other person (including but not limited to any Talent Competitor), solicit any customer, client or account of the Company or an Affiliate, or otherwise otherwise seek to divert any customer, client or account of the Company or an Affiliate away from engaging in business with the Company or an Affiliate. For purposes of this subparagraph, “customer, client or account” shall include the following: then-current customers, clients, or accounts of the Company or an Affiliate; or any customers, clients or accounts with which the Chairman had substantive interaction prior to the Chairman’s retirement;

(e)    the Chairman will not, while any Restricted Shares remain outstanding under this Agreement, without the prior written consent of the Company or an Affiliate, (x) become a director, officer, employee, partner, consultant or independent contractor of, or otherwise work or provide services for, a Talent Competitor doing business in the same geographic or market area(s) in which the Company or an Affiliate is also doing business, or (y) acquire any material ownership or similar financial interest in any such Talent Competitor;

(f)    the Chairman will not make disparaging, derogatory, or defamatory statements about the Company or an Affiliate in any public forum or media; and

(g)    the Chairman will not fail to cooperate fully with and provide full and accurate information to the Company and its counsel with respect to any matter (including any audit, tax proceeding, litigation, investigation or governmental proceeding) with respect to which the Chairman may have knowledge or information, subject to reimbursement for actual, appropriate and reasonable expenses incurred by the Chairman.

For purposes of this Section 6, a “Talent Competitor” means any corporation, partnership, limited liability company or other business association, organization or entity that engages in the investment banking, securities brokerage or investment management business, including, but not limited to, investment banks, sell-side broker dealers, mergers and acquisitions or strategic advisory firms, merchant banks, hedge funds, private equity firms, venture capital firms, asset managers and investment advisory firms.

7.    Potential Clawback.  The Chairman acknowledges that he has been provided a copy of the Company’s Incentive Compensation Recovery Policy, dated February 4, 2014 (the “Recovery Policy”), and understands, accepts and agrees that this grant in this Agreement of Restricted Shares and Restricted Mutual Fund Shares, and any other outstanding Award he may have been granted under the Plans after May 8, 2013 (a “Prior Award”) are subject to the terms and conditions of the Recovery Policy as it currently exists and as it may be amended from time to time, which include the potential forfeiture to or recovery by the Company of the Restricted Stock Award or the MFRS Award, any Prior Award, any Shares issued or mutual fund shares vested pursuant to this Agreement or any Prior Award, any proceeds received by the Chairman upon the sale of any such Shares or mutual fund shares, and any other compensatory value received by Chairman under the Restricted Stock Award, the MFRS Award or any Prior Award under the circumstances and to the extent set forth in the Recovery Policy. This Agreement may be unilaterally amended by the Committee at any time to comply with the Recovery Policy as it may be amended from time to time.

8.    Shareholder Rights. As of the date of issuance specified at the beginning of this Agreement, the Chairman shall have all of the rights of a shareholder of the Company with respect to the Restricted Shares, and all the rights of a mutual fund shareholder with respect to the Restricted Mutual Fund Shares, except as otherwise specifically provided in this Agreement.

9.    Fund Fees and Distributions.

(a)Management fees of the applicable mutual funds for the Restricted Mutual Fund Shares shall be the sole responsibility of the Chairman.

(b)    If any mutual fund in which the Chairman holds an interest distributes dividends, income or earnings with respect to the Restricted Mutual Fund Shares prior to the vesting of such Restricted Mutual Fund Shares, then the following shall apply. In the event of distributions made in cash, such cash distributions shall be reinvested in the mutual fund from which the distribution occurred and the mutual fund shares representing the reinvested amounts shall be considered Restricted Mutual Fund Shares under this Agreement, and shall vest along with the other unvested Restricted Mutual Fund Shares in equal installments over the remaining vesting dates provided in the Vesting Schedule in the Notice of Grant. In the event of in-kind distributions, extraordinary distributions (whether in other securities or other property) or other adjustments, such distributions shall be held in the account of the Chairman together with the Restricted Mutual Fund Shares. All Restricted Mutual Fund Shares received via distributions shall also be restricted and shall vest on the dates specified in the applicable Vesting Schedule in the Notice of Grant. For the avoidance of doubt, in the event that any unvested Restricted Mutual Fund Shares are forfeited in accordance with this Agreement, the distributions with respect to any such Restricted Mutual Fund Shares not previously paid out will also be forfeited.

10.    Tax Withholding. The parties hereto recognize that the Company or an Affiliate may be obligated to withhold federal and state taxes or other taxes upon the vesting of the Restricted Shares or Restricted Mutual Fund Shares, or, in the event that the Chairman elects under Code Section 83(b) to report the receipt of the Restricted Shares or Restricted Mutual Fund Shares as income in the year of receipt, upon the Chairman’s receipt of the Restricted Shares or Restricted Mutual Fund Shares, respectively. The Chairman agrees that, at such time, if the Company or an Affiliate is required to withhold such taxes, the Chairman will promptly pay, in cash upon demand (or in any other manner permitted by the Committee in accordance with the terms of the Plans), to the Company or an Affiliate such amounts as shall be necessary to satisfy such obligation. The Chairman further acknowledges that the Company has directed the Chairman to seek independent advice regarding the applicable provisions of the Code, the income tax laws of any municipality, state or foreign country in which the Chairman may reside, and the tax consequences of the Chairman’s death.

11.    Injunctive Relief. In the event of a breach by the Chairman of the Chairman’s obligations under this Agreement, including but not limited to a commission by the Chairman of a Restricted Activity as described in Section 6, in addition to being entitled to exercise all rights granted by law, including recovery of damages, the Company will be entitled to specific performance of its rights under this Agreement. The Chairman acknowledges that a violation or attempted violation of the obligations set forth herein will cause immediate and irreparable damage to the Company, and therefore agrees that the Company shall be entitled as a matter of right to an injunction, from any court of competent jurisdiction, restraining any violation or further violation of such obligations (without posting any bond or other security).

12.    Restrictive Legends and Stop-Transfer Orders.

(a)    Legends. The book entry or certificate representing the Restricted Shares shall contain a notation or bear the following legend (as well as any notations or legends required by applicable state and federal corporate and securities laws) noting the existence of the restrictions and the Company’s rights to reacquire the Restricted Shares set forth in this Agreement:

“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A RESTRICTED STOCK AND MUTUAL FUND RESTRICTED SHARE AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
(b)    Stop-Transfer Notices. The Chairman agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(c)    Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Restricted Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of the Restricted Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom the Restricted Shares shall have been so transferred.

13.    Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plans shall be binding and conclusive upon the Company and the Chairman. If there is any inconsistency between the provisions of this Agreement and the Plans, the provisions of the Plans shall govern.

14.    No Promise of Future Awards or Continued Employment. The Chairman acknowledges that this Agreement awards restricted stock and/or property to the Chairman, but does not impose any obligation on the Company to make any future grants or issue any future restricted shares or restricted mutual fund shares to the Chairman or otherwise continue the participation of the Chairman under either of the Plans. This Agreement shall not give the Chairman a right to employment or other service with the Company or any Affiliate.

15.    Binding Effect. This Agreement shall be binding in all respects on the heirs, administrators, representatives, executors and successors of the Chairman, and on the Company and its successors and assigns.
16.     Agreement to Arbitrate. The Company and the Chairman each agrees (i) that any dispute, claim or controversy arising out of or relating directly or indirectly to the construction, performance or breach of this Agreement (including, without limitation, the grant, issuance or forfeiture of Restricted Shares and Restricted Mutual Fund Shares) shall be settled by arbitration conducted before and in accordance with the rules of the Financial Industry Regulatory Authority; and (ii) that judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Accordingly, the Company and the Chairman each waive their right (if any) to a trial before a court judge and/or jury to resolve any such disputes;

provided, this Section 16 shall not be construed to limit the Company’s right to obtain equitable relief under Section 11 with respect to any matter or controversy subject to Section 11, and pending a final determination by the arbitrators with respect to any such matter or controversy, the Company shall be entitled to obtain any such relief by direct application to state, federal, or other applicable court, without being required to first arbitrate such matter or controversy.

17.    Choice of Law. The Company is incorporated in the State of Delaware, and by their terms the Plans are governed by the laws of the State of Delaware. Accordingly, this Agreement is entered into under the laws of the State of Delaware and shall be construed and interpreted thereunder (without regard to its conflict-of-law principles).
18.    Modification.  In the event that any one or more of the Restricted Activities described in Section 6 above shall be held to be unenforceable, invalid or illegal for any reason including, but not limited to, being excessively broad as to duration, geographical scope, activity or subject, such restriction shall be construed or modified by limiting and reducing it, so as to provide the Company with the maximum protection of its business interests and the intent of the parties as set forth herein and yet be valid and enforceable under the applicable law as it shall then exist.  If any such restriction held to be unenforceable, invalid or illegal cannot be so construed or modified, such finding shall not affect the enforceability of any of the other restrictions contained herein.
19.    Entire Agreement. This Agreement and the Plans set forth the entire agreement and understanding of the parties hereto with respect to the issuance and sale of the Restricted Shares and Restricted Mutual Fund Shares and the administration of the Plans, and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and sale of the Restricted Shares and Restricted Mutual Fund Shares and the administration of the Plans.
20.    Amendment and Waiver. Except as provided in the Plans or in Section 7 above, this Agreement may be amended, modified, or canceled only by a written instrument executed by the parties. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought.  Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any other act other than that specifically waived.

21.    Acknowledgment of Receipt of Copy. By execution hereof, the Chairman acknowledges having received a copy of the prospectus related to the 2003 Plan and instructions on how to access a copy of each of the Plans.

22.    Acknowledgement of Voluntary Election; Fairness. By executing this Agreement, the Chairman acknowledges his or her voluntary election to receive and accept the Restricted Shares and any Restricted Mutual Fund Shares subject to all of the terms and conditions set forth in this Agreement, and agrees to be bound thereby, including, without limitation, the terms and conditions specifying the circumstances under which the unvested Restricted Shares and Restricted Mutual Fund Shares shall cease to vest and be forfeited. Chairman further acknowledges and agrees that such terms and conditions are fair and reasonable in light of the circumstances under which the award of Restricted Shares and any award of Restricted Mutual Fund Shares is being made.